STOCK OPTION AGREEMENT                Exhibit 2.1


     This Stock Option Agreement ("Agreement") is made and entered into effective as of the _____ day of ____________, 1995 ("Effective Date") by and between ________________, an individual ("__________"), ______________, an individual ("__________"), _____________________, an individual ("________") (
         ,                , and            are hereinafter collectively
referred to as the "Shareholders"), _____________, a ____________ corporation ("____"), and LSB Holdings, Inc., an Oklahoma corporation ("LSB").

                             R E C I T A L S:

     WHEREAS, the Shareholders own one hundred percent (100%) of the equity shares of ____;

     WHEREAS, ____ is currently authorized to issue ________shares of common stock and such common stock is the only class of stock issued and is the only stock of ____ with voting rights;

     WHEREAS, a total of ________ shares of ____ common stock are currently issued and outstanding;

     WHEREAS, _______ owns __________ percent (__%), _______ owns ________
percent (__%), and _______ owns ________ percent (__%), of ____;

     WHEREAS, LSB desires to obtain an option to purchase a total of eighty percent (80%) of the shares of ____, upon the terms and conditions set forth in this Agreement, so as to allow LSB to become the owner of eighty percent (80%) of all issued and outstanding common stock of ____;

     WHEREAS, ____ and LSB Industries, Inc., an affiliate of LSB, have executed that certain Loan Agreement dated September 15, 1994 as amended (the "Loan Agreement"), under which Loan Agreement LSB Industries, Inc. may make advances at its sole discretion to ____ up to $___ Million (the "Loan").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholders and LSB agree as follows:

1. Recitals. The recitals set forth above shall be deemed a part of this Agreement and are incorporated herein by reference.

2.   Option.

     2.1 Purchase. Subject to the terms and conditions contained herein, the Shareholders hereby grant to LSB the option (the "Option"), exercisable at any time during the Option Period (hereinafter defined) to purchase from the Shareholders ________ shares of ____'s common stock (constituting 80% of the shares of ____) (hereinafter collectively referred to as the "Subject Shares"), from the following individual Shareholders in accordance with the following schedule:

                                             Number of
             ____                            ____ Shares
          Shareholder                        Subject to Purchase

          _______                                 _____
          _______                                 _____
          _______                                 _____
          TOTAL (80% of all                            _____
                 outstanding shares)


     For the purposes of this Agreement, the term "Participation Percentage" shall mean the following percentages for each of the Shareholders:

               Shareholder              Participation Percentage

               _______                            40%
               _______                            40%
               _______                             20%
                                                  ____
               TOTAL                                   100%

     2.2 Option Period. This Option may be exercised by LSB at any time after the Effective Date and before 7:00 p.m. (Oklahoma City, Oklahoma time) on the date one (1) year after the Effective Date; provided, however, that the period in which this Option may be exercised may be extended for up to three (3) one-year periods (i.e., through the date four (4) years after Effective Date) by LSB's payment of $______ (the "Extension Payments") to the Shareholders in proportion to their Participating Percentages on or before the end of each one-year period (inclusively, the "Option Period"). Notwithstanding the preceding sentence, the Option Period may be shortened by the Shareholders in the event the "Preliminary Requirements" (hereinafter defined) have been met during the Option Period and LSB has received written notice from _____ and the Shareholders that all Preliminary Requirements have been met (the "Option Notice"). Only upon the occurrence of the Preliminary Requirements and receipt of the Option Notice by LSB, LSB shall, at its sole discretion, within ninety (90) days of receipt of the Option Notice, either a) exercise this Option, or b) relinquish this Option.

     2.3 Method of Exercising Option. This Option may be exercised at any time during the Option Period by LSB delivering written notice of such exercise to each Shareholder ("Exercise Notice"), which Exercise Notice shall include the date, time and place of the closing of the Purchase of the Subject Shares (the "Closing" or the "Closing Date"). The Closing Date shall be within sixty (60) days after the date of the Exercise Notice, but it need not be within the Option Period.

     2.4 Closing. At the Closing of LSB's purchase of the Subject Shares, the Shareholders shall deliver to LSB the certificate(s) evidencing the Subject Shares, together with assignments separate from the certificate(s) endorsed in favor of LSB or its designee. The Subject Shares shall be duly authorized, non-assessable, validly issued and delivered to LSB free and clear of all liens, restrictions, claims and/or agreements of any kind. At the Closing, the Shareholders, ____ and LSB shall also fulfill all other obligations set forth herein as items to occur at or before Closing.

     2.5 Option Price. On the Effective Date, LSB shall pay Shareholders, in proportion to their Participation Percentage, the total amount of $_________. LSB shall thereafter pay Shareholders, in proportion to their Participation Percentage, the total amount of $________ on or before each of the last days of the third, sixth, ninth and twelfth months after the execution of this Agreement by all parties (the "Option Price"). In the event the Option on the Subject Shares is relinquished by LSB, is not renewed, terminates for any reason or expires, Shareholders shall repay to LSB so much of the Option Price and any Pre-Payments (hereinafter defined) as LSB had paid to Shareholders, except for the first $________, but not to exceed $_________ (the "Repayment Obligation"). To secure such obligation, the Shareholders hereby grant to LSB a security interest in and to the Subject Shares and all remaining shares of ____ and a security interest in and to all the shares of ____ and, to the extent not restricted by other agreements, ____ grants to LSB a security interest in the stock of
     __________________ and ______, Inc. subsidiaries of ____ and the interest of ____ and/or __________________ in ___________.

     2.6 Exercise Price. Upon delivery to LSB at the Closing of the certificate(s) evidencing the Subject Shares, and conditioned upon ____ and the Shareholders fulfilling all obligations to take place at or before Closing, LSB agrees to pay the amount set forth below in Section
     2.6.1 (the "Exercise Price"), payable as reflected in Section 2.6.2 below.

          2.6.1 Exercise Price. The total Exercise Price to be paid to all Shareholders under this Agreement shall be the total amount of $____ Million (a) less the Option Price paid to Shareholders, (b) less any other payment made to Shareholders prior to Closing, and
          (c) less the $_________ advance payment made to Shareholders on or about November 15, 1994 ((b) and (c) collectively referred to as "Pre-Payments").

          2.6.2 Payment of Exercise Price. LSB shall pay to the Shareholders, in proportion to their Participation Percentage, the total Exercise Price as follows:

                 (a) If the Option is exercised on or before one (1) year after the Effective Date, $___ Million (less the Option Price paid to Shareholders and less any Pre-Payments) shall be paid at Closing. LSB shall also deliver to Shareholders at Closing five (5) non-negotiable promissory notes bearing interest at the rate of seven percent (7%) per annum each in the principle amount of $________. Such Notes shall require a single payment of principle and all accrued interest on their respective maturity dates. Such notes shall mature and become due and payable one each on the first, second, third, fourth and fifth anniversaries of the Closing Date.

                 (b) If the Option is exercised on or before two (2) years but later than one (1) year after the Effective Date, $___ Million (less the Option Price paid to Shareholders and less any Pre-Payments) shall be paid at Closing. LSB shall also deliver to Shareholders at Closing four (4) non-negotiable promissory notes bearing interest at the rate of seven percent (7%) per annum each in the principle amount of $________. Such notes shall require a single payment of principle and all accrued interest on each of their respective maturity dates.
                 Such notes shall mature and become due and payable one each on the first, second, third and fourth anniversaries of the Closing Date.

                 (c)     If the Option is exercised on or before three
                 (3) years but less than two (2) years after the Effective Date, $___ Million (less the Option Price paid to Shareholders and less any Pre-Payments) shall be paid at Closing. LSB shall also deliver to Shareholders at Closing three (3) non-negotiable promissory notes bearing interest at the rate of seven percent (7%) per annum in the principle amount of $__________. Such notes shall require a single payment of principle and all accrued interest on each of their respective maturity dates.
                 Such notes shall mature and become due and payable one each on the first, second and third anniversaries of the Closing Date.

                 (d) If the Option is exercised on or before four (4) years but less than three (3) years after the Effective Date, $___ Million (less the Option Price paid to Shareholders and less any Pre-Payments) shall be paid at Closing. LSB shall also deliver to Shareholders at Closing two (2) non-negotiable promissory notes bearing interest at the rate of seven percent (7%) per annum in the principle amount of $________. Such notes shall require a single payment of principle and accrued interest on each of their respective maturity dates.
                 Such notes shall mature and become due and payable one each on the first and second anniversaries of the Closing Date.

          The promissory notes as referenced in subsections 2.6.2 (a) through (d) above shall be dated and delivered to Shareholders at Closing and may be separately issued, at the option of the Shareholders, to _______, _______ and _______ in accordance with their respective Participation Percentages(said promissory notes shall be collectively referred to as the "Shareholders' Notes"). Notwithstanding anything that may appear to the contrary in this Agreement, the Exercise Price, the Pre-Payments and the Option Price shall under no circumstances exceed a total of $__ Million plus interest on any promissory notes delivered as part of the Exercise Price.

          2.6.3 Replacement Notes. To the extent not paid or reduced by set off or otherwise, LSB shall replace all unpaid non-negotiable promissory notes to be delivered under 2.6.2(a), (b), (c) or (d) above with negotiable promissory notes upon the following events occurring at the same time:

               (a) Tender of Notes. Shareholders tender all the unpaid original non-negotiable notes to LSB for replacement (the date of such tender is referred to herein as the "Tender Date").

               (b) ________________Project. The contracts associated with ___________ Project or another project of equal or greater value, that generates equal or greater net revenues (the "Replacement Project"), including the financing therefore from a bona fide lender, shall have been fully closed as of the Tender Date, without any conditions remaining to be fulfilled.

               (c)  Net Revenues.  The "Interim Net Present Value"
               (defined below) shall be $___ Million or greater, measured as of one (1) month prior to the Tender Date, but not earlier than one (1) year following completion of construction of the ____________ Project or the Replacement Project (the "Interim Measurement Date"). For purposes of this Section 2.6.3.(c), "Interim Net Present Value" means the present value of eighty percent (80%) of ____'s interest in the net revenues attributable to _____________________ under the contracts on the ________ Project and the __________Project (or the Replacement Project) calculated as of the Effective Date using a ten percent (10%) discount rate and using the _________________ attributable to the respective contracts during the one (1) full year period prior to the Interim Measurement Date as the basis for determining the amount of _________________ for the respective contracts after the Interim Measurement Date.

               (d) Net Worth. As of the Tender Date, ____'s net worth is a positive value.

               (e) No Defaults. As of the Tender Date, no defaults exist or are expected to exist under any material agreement to which ____ or its affiliates are a party.

               (f) Profit and Loss Statement. As of the Tender Date, ___ 's consolidated profit and loss statement for the previous twelve (12) months reflects a positive value.

3. Preliminary Requirements. For purposes of accelerating the Option Period under Section 2.2 above, the following requirements (the "Preliminary Requirements") must be met at the same time and evidenced by copies of written documentation provided to LSB with the Option Notice (the date LSB receives the Option Notice is referred to herein as the "Option Date"):

     3.1 ___________Project. The contracts associated with the ___________ Project (or the Replacement Project), including the financing therefore from a bona fide lender, shall have been fully closed as of the Option Date, without any conditions remaining to be fulfilled.

     3.2 Net Revenues. The "Option Net Present Value" (defined below) shall be $___ Million or greater, measured as of one (1) month prior to the Option Date, but not earlier than one (1) year following completion of construction of the ____________ Project or the Replacement Project (the "Option Measurement Date"). For purposes of this Section 3.2, "Option Net Present Value" means the present value of eighty percent (80%) of ____'s interest in the net revenues attributable to the ___________________ under contracts on the ___________ Project and the ____________ Project (or the Replacement Project) calculated as of the Effective Date using a ten percent (10%) discount rate and using the _________________ attributable to the respective contracts during the one (1) full year period prior to the Option Measurement Date as the basis for determining the amount of _________________ for the respective contracts after the Option Measurement Date.

     3.3 Net Worth. As of the Option Date, ____'s net worth is a positive value.

     3.4 No Defaults. As of the Option Date, no defaults exist or are expected to exist under any material agreement to which ____ or its affiliates are a party.

     3.5 Profit and Loss Statement. As of the Option Date, ____'s consolidated profit and loss statement for the previous twelve
          (12) months reflects a positive value.

4.   Representations & Warranties of Shareholders and     .  The Shareholders
     and      jointly and severally represent and warrant to LSB as follows:

     4.1 The Subject Shares. The Shareholders own and have full and valid title to the Subject Shares free and clear of all liens, security interests, claims and encumbrances, and have good right and authority to sell the same.

     4.2 ____ Stock. _____ is currently authorized to issue _______ shares of common stock, and such shares of common stock are the only stock of ____ which have voting rights. There are _________ shares of ____ common stock currently issued and such are all outstanding in the names and amount stated in Section 2.1 above, and such shall be the only outstanding shares of ____ common stock as of the Closing Date.

     4.3 No Subscriptions, etc. There are no outstanding subscriptions, options, rights, warrants, calls, commitments or agreements relating to the Subject Shares or any authorized but unissued shares of ____.

     4.4 Shareholder's Authority for Agreement. Each Shareholder has full and requisite power and authority to deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the requisite actions and this Agreement constitutes the valid and legally binding obligation of each Shareholder enforceable against each of the respective Shareholder in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of, or default under, any provision of the formation documents of ____ or with any other agreement or document to which any Shareholder is a party.

     4.5 Corporate Status and Authority. ____ is a corporation duly organized and existing and in good standing under the laws of the State of ____________. ____ has full power and authority to own and operate its properties and to carry on its business all as, and in the places where, such properties are now owned or operated or such businesses are conducted. ____ is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the property owned or leased or the nature of the business conducted by ____ makes such qualification necessary.

     4.6 Subsidiaries. ____ is not a partner in any partnership or joint venture and has only two subsidiaries: ___________________ ("__________") being a ____________ corporation that is wholly owned by ____; and, ______, Inc. ("_____"), being a ___________
          corporation certified to do business in __________ that is wholly owned by ____. ____'s interest in both _________ and _____ are included in the Purchase Price, for no additional consideration. _______, Inc. has no subsidiaries and is a partner in only one partnership or joint venture: _____________________ a ___________
          limited partnership in which _____ is a __% general partner and a __% limited partner and, which interest is included in the Purchase Price, for no additional consideration. ____ is also in the process of forming a __________ corporation to be known as ____________ ("___________"), which will be a wholly owned
          subsidiary of      and which is included in the Purchase Price for
          no additional consideration. ____________ is contemplating the negotiation of a __% joint venturer/partnership with a wholly owned subsidiary of _____________________ to be known as ____________________, when and if such joint venture/ partnership is formed, which interest is included in the Purchase Price, for no additional consideration; provided, however, Shareholders and ____ agree that the joint venture/partnership contemplated with
          _______________________ shall not be formed or agreed to prior to Closing without LSB's prior written approval of the terms of such joint venture/partnership. All representations or warranties under this Agreement also apply to those subsidiaries, partnerships or joint ventures reflected above.

     4.7 Financial Statements. ____ has heretofore delivered to LSB its consolidated unaudited financial statements (the "Unaudited Financials") of ____ and subsidiaries as of December 31, 1994, including a Balance Sheet as of December 31, 1994 and statement of operations for the six months ended December 31, 1994, and ____ will continue to furnish such financial information to LSB as of the end of each month thereafter until the Closing. The Unaudited Financials have been prepared by the management of ____ and fairly present the financial position of ____ and its subsidiaries at December 31, 1994 and the results of operations for the six months then ended and as of the end of each subsequent month for which such Unaudited Financials are provided.

     4.8 Undisclosed Liabilities. On the Closing Date, ____ and its subsidiaries and affiliates, will not be subject to any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or other, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes (except ad valorem taxes accruing after December 31, 1994) constituting a lien but not yet due and payable, other governmental charges, duties, penalties or fines, and there is no valid basis for the assertion against ____ or its subsidiaries or affiliates of any such debt, liability or obligation other than those (i) reflected in the Unaudited Financials, (ii) which arise under obligations disclosed herein or (iii) which are pursuant to obligations arising in the ordinary course of the business of ____ or its subsidiaries or affiliates consistent with those obligations reflected by the Additional Unaudited Financials provided to LSB pursuant to Section 6.5 below.

     4.9  Changes in Condition.  There has not been since December 31, 1994,
          (i) any change in the condition (financial or other) in or of the properties, assets, liabilities, or business of ____ or its subsidiaries or affiliates, except changes in the ordinary course of business which have not in any one case or in the aggregate been materially adverse, (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, or business of ____ or its subsidiaries or affiliates, (iii) any change in the accounting methods or practices followed by ____ or its subsidiaries or affiliates or any change in depreciation or amortization policies or rates heretofore adopted, (iv) any sale, lease, abandonment or other disposition by ____ or its subsidiaries or affiliates of any interest in real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating property or any sale, assignment, transfer, license or other disposition by ____ of any intangible asset, (v) any declaration setting aside or payment of any dividend or other distribution on or in respect of the Subject Shares, or any direct or indirect redemption, retirement, purchase or other acquisition by ____ of any of the Subject Shares, or (vi) any change in the Articles of Incorporation or By-laws of ____ or its subsidiaries or affiliates, or (vii) any other occurrence, event or condition which materially adversely affects or may materially adversely affect the properties, assets, or business of ____ or its subsidiaries or affiliates.

     4.10 Taxes. ____ or its subsidiaries or affiliates have duly and timely filed all tax returns required to be filed, and have paid all taxes shown to be due and payable on all such returns, all assessments notice of which has been received by any of them, and all other taxes, governmental charges, duties, penalties, interest and fines due and payable by any of them on or before the Closing Date. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by ____ or its subsidiaries or affiliates, or the payment by, or assessment against, ____ or its subsidiaries or affiliates of any tax, governmental charge, duty or deficiency. There are no suits, actions, claims, investigations, inquiries or proceedings threatened or now pending against ____ or its subsidiaries or affiliates in respect to taxes, governmental charges, duties or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges, duties or assessments, or any claims for additional taxes, governmental charges, duties or assessments asserted by any such authority. The reserves made for taxes, governmental charges and duties on the Financials and the Unaudited Financials are sufficient for the payment of all unpaid taxes, governmental charges and duties payable by ____ or its subsidiaries or affiliates attributable to all periods ended on or before the date of the Unaudited Financials. ____ and its subsidiaries and affiliates have withheld or collected on each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and state and local income and wage taxes) required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers.

     4.11 Real Property. Neither ____ nor its subsidiaries or affiliates owns any real property or interest therein except ____ has a leasehold interest of its office space at
          ____________________________________________.

     4.12 Title to Personal Property. ____ and its subsidiaries and affiliates have good and marketable title to all tangible personal property which each owns, including, but not limited to, that reflected on the Unaudited Financials (except as disposed of since the date of the Unaudited Financials in the ordinary course of business and without involving any misrepresentation or breach of warranty or covenant under this Agreement).

     4.13 Plant, Buildings, Machinery and Equipment. All buildings, offices, shops and other structures and all machinery, equipment, software, computer hardware and general intangibles, fixtures, vehicles and other properties owned, leased or used by either ____ and its subsidiaries and affiliates (whether under their control or the control of others) are in good operating condition and repair and are adequate and sufficient for all operations. ____ and its subsidiaries and affiliates own all computer software and hardware, furniture, fixtures, machinery, equipment and other assets required in the business of _____ and its subsidiaries and affiliates as now being conducted.

     4.14 Regulatory Compliance. None of the real or personal properties owned, leased, occupied or operated by ____ or its subsidiaries or affiliates, or the ownership, leasing, occupancy or operation thereof, is in violation of any law or any building, zoning, environmental or other ordinance, code, rule or regulation, and no notice from any governmental body or other person has been served upon ____ or its subsidiaries or affiliates or upon any property owned, leased, occupied or operated by ____ or its subsidiaries or affiliates claiming any violation of any such law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation an or in connection with such property which has not been complied with. ____ and its subsidiaries and affiliates have the right to use their properties for all material operations conducted by it. ____ and its subsidiaries and affiliates are in compliance with all rules, regulations and laws that pertain to the conduct of their business and ____ and its subsidiaries and affiliates are not aware of or have received any notice charging or its subsidiaries or affiliates with such violations.
          Further, neither ____ nor its subsidiaries or affiliates, to the best knowledge of the Shareholders, are under extraordinary investigation by any governmental or industry regulatory body for any reason.

     4.15 Accounts. All account receivables of ____ and its subsidiaries and affiliates which are reflected in the Unaudited Financials and those owned by ____ and its subsidiaries and affiliates on the Closing Date are and will be good and collectible except to the extent charged off each month in accordance with its normal accounting practices, consistently applied.

     4.16 Inventory. All items, if any, contained in the inventory of ____ and its subsidiaries and affiliates, as reflected in the Unaudited Financials and as owned on the Closing Date are of a quality and quantity salable or usable in the ordinary course of ____'s and its subsidiaries' and affiliates' business at customary retail or wholesale prices; and the values of such inventory reflect write-downs to realizable market value in the case of items which had become obsolete or were unsalable except at prices less than cost through regular distribution channels in the ordinary course of ____'s and its subsidiaries' and affiliates' business.

     4.17 Patents, Trademarks, Etc. Neither ____ nor its subsidiaries or affiliates infringe on any patents, trademarks, trade names, brand names or copyrights of any third party.

     4.18 New Developments.  There are no new developments in any business
          conducted by      or its subsidiaries or affiliates, nor any new
          or improved methods, materials, products, processes or services useful in connection with the business of ____ or its subsidiaries or affiliates as presently conducted, which may adversely affect the properties, assets or business of ____ or its subsidiaries or affiliates.

     4.19 Competition. Neither ____ nor its subsidiaries or affiliates nor any of their officers or employees have entered into any agreement relating to the business of ____ or its subsidiaries or affiliates containing any prohibition or restriction of competition or solicitation of customers with any person, corporation, partnership, firm, association or business organization, entity or enterprise which is now in effect.

     4.20 Contractual Obligations. The Shareholders, ____ and their respective subsidiaries or affiliates have or will have prior to Closing furnished LSB for its examination (i) a list of all written or oral contracts, commitments, agreements and other contractual obligations (not otherwise described herein) to which ____ or its subsidiaries or affiliates are a party or by which their properties or assets are bound, affecting either ____ or its subsidiaries or affiliates, including, without limitation, all labor agreements, employment contracts, leases, notes and other evidence of indebtedness, pension and profit sharing and other employee benefit plans or agreements, insurance policies and contracts, and agreements obligating ____ to expend any substantial amount of money or acquire or dispose of any substantial amount of property, and (ii) a list of all governmental or court approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement.

     4.21 Compliance with Obligations. Neither ____ nor its subsidiaries or affiliates is, nor is either alleged to be, in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, loan, instrument or obligation. No other party to any contract, agreement, lease, license, commitment, loan, instrument or obligation to which _____ or its subsidiaries or affiliates is a party is in default thereunder or in breach of any term or provision thereof. There exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

     4.22 Litigation. There is no suit, action or claim, no investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or threatened against ____ or its subsidiaries or affiliates or any of their properties, assets, or business or to which it is or might become a party , and there is no valid basis for any such suit, action, claim, investigation, inquiry or proceeding. There is no outstanding order, writ, injunction or decree of any court, any administrative agency or governmental body or arbitration tribunal against or affecting ____ or its subsidiaries or affiliates or any of the capital stock, properties, assets, or business of ____ or its subsidiaries or affiliates.

     4.23 Licenses and Permits. ____ and its subsidiaries and affiliates have all governmental licenses and permits necessary to conduct their business and to operate their properties and assets, and such licenses and permits are in full force and effect. No violations exist or have been recorded in respect of any governmental license or permit of ____ or its subsidiaries or affiliates. No proceeding is pending or threatened looking toward the revocation or limitation of any such governmental license or permit and there is no valid basis for any such revocation or limitation. ____ and its subsidiaries and affiliates have complied with all laws, rules, regulations, ordinances, codes, orders, licenses, concessions and permits relating to any of their properties or applicable to their business including, but not limited to, the labor, environmental and antitrust laws.

     4.24 Labor Disputes. Since June 30, 1994, there has not been any matter under discussion with any labor union or any strike, work stoppage or labor trouble relating to employees of ____ or its subsidiaries or affiliates. Since June 30, 1994, there has not been any change in the relationship or course of dealing between ____ or its subsidiaries or affiliates and any of their suppliers or customers which has had or could have a material adverse effect on their business.

     4.25 Employee Compensation. An accurate list of (a) the name and the current annual salary and other compensation or the rate of compensation payable by ____ or its subsidiaries or affiliates to each of their officers and each employee whose current total annual compensation or estimated compensation (including, but not limited to, normal bonus, profit sharing and other extra compensation) is $_________ or more, and (b) each loan or advance (other than routine travel advances repaid or formally accounted for within 60 days and routine vacation advances and routine credit card advances) made by ____ or its subsidiaries or affiliates to any director, officer or employee of ____ or its subsidiaries or affiliates outstanding and unpaid as of the date of this Agreement and the current status thereof, will be provided LSB by the Shareholders prior to the Closing Date. Since June 30, 1994 through the effective date of the list to be provided above, there has not been any increase in the total compensation payable or to become payable by ____ or its subsidiaries or affiliates to each such person referenced in such list or any general increase, in the total compensation or rate of total compensation payable or to become payable by ____ or its subsidiaries or affiliates to salaried employees other than those specified in such list or to hourly employees ("general increase" for purposes of this Section means any increase generally applicable to a class or group of employees and not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof) other than as set forth in ____'s or its subsidiaries' or affiliates' books and records.

     4.26 Insurance. ____ and its subsidiaries and affiliates maintain adequate insurance on their properties, assets, business and personnel. Neither ____ nor its subsidiaries or affiliates are in default with respect to any provision contained in any insurance policy, and they have not failed to give any notice or present any claim under any insurance policy in due and timely fashion.

     4.27 No Default. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not
          (a) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the By-Laws of or the formation documents of ____ or its subsidiaries or affiliates or any contract, agreement, commitment, indenture, mortgage, pledge agreement, note, bond, license or other instrument or obligation to which ____ or its subsidiaries or affiliates or any shareholder is now a party or by which ____ or its subsidiaries or affiliates or any of the properties or assets of ____ or its subsidiaries or affiliates may be bound or affected, or (b) violate any law, or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body.

     4.28 Customers and Suppliers. No facts are known indicating that any customer or supplier of ____ or its subsidiaries or affiliates intends to cease doing business with ____ or its subsidiaries or affiliates or to materially alter the amount of business that they are presently or have historically done with ____ or its subsidiaries or affiliates.

     4.29 Conflicts of Interest. No director, officer or employee of _____ or its subsidiaries or affiliates, including the Shareholders, control or are an employee, officer, director, agent or owner of any corporation, firm, association, partnership or other businesses entity which is a competitor, supplier or customer of ____ or its subsidiaries or affiliates.

     4.30 Full Disclosure. No representation or warranty of ____ or its subsidiaries or affiliates under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein not misleading.

     4.31 Value of__________and______________.  Exhibit "A" accurately reflects the net revenue expected to be derived from the _____________ and __________ projects as well as ____'s share of such net revenues from those projects.

     4.32 _________Regulations. In the event any state or federal law, rule or regulation addressing the use of ______ is adopted, ____ and its subsidiaries and affiliates have not entered into any agreement or understanding, and will not enter into any such agreement or understanding prior to Closing, which would require any of them to replace or make any modifications to any _____- utilizing equipment which they may have sold or installed, intend to sell or install or may be maintaining.

     4.33 No Obligations to Repay Debts Related to____________Project. ______ and its subsidiaries (other than _____) or affiliates has no responsibility, obligation or liability to pay any debts or obligations of _____ including, without limitation, any debt to any lender of _____ or to any partner of _____ related to the _________ project.

     4.34 Obligations. No officer, director, or shareholder of LSB, LSB Industries, Inc. and their subsidiaries or affiliates
               shall have any personal liability or obligation to      or
               its subsidiaries or affiliates, or any other person or entity under the terms of this Agreement or under any expressed or implied obligation, concept, principle or legal theory.

5. Representations and Warranties of Buyer. LSB represents and warrants to the Shareholders as follows:

     5.1 Organization. LSB is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power to enter into and to carry out the terms and provisions of this Agreement.

     5.2 Agreement Authorized. The execution, delivery and performance of this Agreement by LSB has been authorized by all requisite corporate action on the part of LSB and will not conflict with or result in any breach in the terms, conditions or provisions of LSB's corporate charter, by-laws or any other instrument to which LSB is a party.

     5.3 Securities Law Restrictions. LSB, will, within the meaning of the Securities Act of 1933, acquire the Subject Shares for investment and not with a view to the sale or distribution thereof.

6.   Additional Agreements of Parties.

     6.1 Changes in Directors of_____. On the Closing Date, the Shareholders will cooperate with LSB in arranging to have available immediately after the Closing the transfer books of ____ and its subsidiaries and affiliates and to cause such action to be taken by the officers and directors of ____ and its subsidiaries and affiliates as may be required in order that the Subject Shares delivered hereunder may forthwith be transferred of record to LSB or its designee and in order that LSB or its designee may cause such changes to be effected in the Board of Directors and officers of ____ and its subsidiaries and affiliates as LSB or its designee may desire. During the period after the date of this Agreement through the Closing Date, and upon the request of LSB, LSB shall be allowed to appoint at least one-third of the number of Directors of ____. During the period after the date of this Agreement through the Closing Date, ____ shall not have more than three (3) directors, unless authorized by LSB.

     6.2 Conduct of Business. From June 30, 1994 to the Closing Date, the Shareholders and ____ agree that ____, _____, _________ and their respective subsidiaries and affiliates shall operate only in the ordinary course and, in particular, shall not engage in any of the following activities without LSB's prior written consent:

          6.2.1 Cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

          6.2.2  Change its Certificate of Incorporation or Bylaws;

          6.2.3 Default under any material contract, agreement, commitment or undertaking of any kind;

          6.2.4 Violate or fail to comply with all laws applicable to it or its properties or business, to the extent that the violation or failure to comply would have a materially adverse effect on ____ or its subsidiaries or affiliates;

          6.2.5 Commit any act or permit the occurrence of any event or the existence of any condition prohibited by the terms of this Agreement;

          6.2.6 Enter into any material contract, agreement or other commitment;

          6.2.7 Fail to maintain and repair its assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining to its assets; or

          6.2.8 Merge, consolidate or agree to merge or consolidate with or into any other corporation.

          6.2.9  Issue any stock to anyone other than LSB.

          6.2.10 Create or assume any indebtedness.
          6.2.11 Sell, encumber or otherwise dispose of, or grant any security interest in or encumbrance on, any of their assets.

          6.2.12 Enter into or implement any employee benefit plan.

          6.2.13 Enter into any employment, consulting or similar contract for or on their behalf.

          6.2.14 Increase the compensation, deferred compensation or benefits payable to any employee, officer or commissioned agent more than five percent (5%).

          6.2.15 Take any action or, by inaction, permit any action to be taken or event to occur, which would cause any representation or warranty made in or pursuant to this Agreement to be untrue as of the Closing.

          6.2.16 Remove any assets other than those recorded in their books and records as a sale in the ordinary course of business at fair market value price.

          6.2.17 Take any action that could impair the collectibility of any of their accounts.

          6.2.18 Shall not encumber, sell, convey, assign or otherwise transfer to any person or entity whomsoever, other than LSB, any of the shares of, or interest in, ____, or any subsidiary or affiliate of _____ or any part or interest therein.

          6.2.19 Enter into any agreement with respect to any of the foregoing.

     6.3 Access to Information. From and after the date of this agreement, the Shareholders, ____, ____, _________ and _____ shall give LSB, its legal counsel, accountants and other representatives, upon receipt of reasonable notice in writing, full and free access to all of the employees, properties, books, contracts, commitments and records of ____, _____, _________ and _____ in order to give LSB the full opportunity to make an investigation of the affairs of _____, _____, _________ and _____, as long as the investigation occurs only during the regular business hours of ____, ____, _________ and _____ and does not interfere unreasonably with the operation of ____, ____, _________ and _____. Any investigation (whether heretofore conducted or to be conducted) and the information acquired therefrom shall not affect the representations and warranties of Shareholders and ____ contained in this Agreement.

     6.4 Preservation of Business Organization. The Shareholders and ____ shall (i) use their best efforts to preserve for ____ and its subsidiaries and affiliates the business organization, corporate existence and qualification, and good standing in all states necessary to conduct their business and own their property, (ii) keep available to LSB the services of the respective officers and employees of ____ and its subsidiaries and affiliates, and (iii) preserve for LSB the existing relationship of ____ and its subsidiaries and affiliates with all suppliers, customers and others having business relations with ____ and its subsidiaries and affiliates.

     6.5 Additional Financial Statements. ____, not less than fifteen (15) days of the date of this Agreement will deliver to LSB unaudited financial statements of ____, including a Balance Sheet as of February 28, 1995, and Statement of Operations for the eight (8) months ended February 28, 1995 and shall continue to timely provide the same as of the last day of each month thereafter until Closing and shall provide such monthly financials on or before the fifteenth (15th) day of the following month (collectively the "Additional Unaudited Financials"). The Additional Unaudited Financials will have been prepared in accordance with generally accepted accounting principles, consistently applied, will have been prepared by the management of ____ and will fairly present the financial position and results of operations of ____ as of February 28, 1995, and as of the end of each month thereafter.

     6.6 Materiality. The parties hereto agree that for purposes of this agreement, an occurrence, event or condition shall be deemed "materially adverse" if it results in a reduction of stockholder's equity of ____ or its subsidiaries or affiliates in excess of $_________.

     6.7 Confidential Information. Each Shareholder acknowledges and agrees that ____ has developed and uses various proprietary and confidential practices and methods of conducting business, information and data, and computer software and data bases. In particular, each Shareholder acknowledges that ____ has developed specialized business methods, techniques, plans, know-how and manners of operations; budgets, financing and accounting techniques and projections; cost information on products and services; advertising, proposals, applications, marketing materials and concepts; customer files, customer lists and other non-public information regarding customers; methods for developing and maintaining business relationships with customers and prospective customers; customer and prospect lists; copies of previous insurance policies and renewal dates; procedure manuals; and employee training and review programs and techniques. The foregoing information, software, documents, practices, and methods of conducting business shall hereinafter be referred to as the "Confidential Information." Each Shareholder agrees that the Confidential Information is a trade secret of ____, which shall remain the sole property of ____, notwithstanding that each Shareholder may have participated in the development of the Confidential Information. During the term of this Agreement and at all times thereafter for perpetuity, each Shareholder shall not communicate, divulge, disclose, use to the detriment of ____ or use for Shareholders own benefit or for the benefit of any other person or entity, or misuse in any way, any Confidential Information or any other trade secrets of ____ for any reason or purpose whatsoever, nor shall any Shareholder make use of any Confidential Information or any other trade secrets of ____ for their own benefit or for the benefit of any other person or entity.

          6.7.1 Right to Injunctive and Equitable Relief. Shareholder's obligations not to disclose or use Confidential Information or any other trade secret of ____, are of a special and unique character which gives them a peculiar value. LSB and ____ cannot be reasonably or adequately compensated in damages in an action at law in the event Shareholders breach such obligations. Therefore, Shareholders expressly agree that LSB and _____ shall be entitled to injunctive and other equitable relief without bond or other security and without proof of actual damages in the event of such breach, in addition to any other rights or remedies which they may possess. Furthermore, the obligations of Shareholders and the rights and remedies of LSB and/or ____ under this
                 Section 6.7 are cumulative and in addition to, and not in lieu of, any obligations, rights or remedies created by applicable law or this Agreement.

     6.8 Prohibition on Interference with Contracts or Corporate Opportunities and Covenant Not to Compete. For a period commencing on the date of this Agreement and ending on the date which is the later of (a) five (5) years after the Closing Date, or (b) three (3) years after each Shareholder shall be no longer employed by ____ or its subsidiaries or affiliates, each Shareholder promises and agrees as follows with respect to the United States of America or any territories or possessions of the United States of America:

          6.8.1 Contracts and Business Relationships. No Shareholder shall directly or indirectly (either for themselves or for any other person or entity) solicit any person or entity to terminate or in any manner affect, interfere with, disrupt or attempt to disrupt or interfere with any such person's or entity's contractual and/or business relationship with ____ or its subsidiaries or affiliates, including, without limitation, any contractual and/or business relationships between ____ and any customer or prospective customer, supplier, lessee or employee of ____, so long as ____ continues to engage in substantially the same or similar business anywhere in any of the above named geographical locations.

          6.8.2 Covenant Not to Compete. ____ and each Shareholder acknowledge that each have considerable specialized knowledge and contacts in the business of ____ and its subsidiaries and affiliates and that it is important to ____ and ____'s subsidiaries and affiliates that each Shareholder agree not to compete with ____ and its subsidiaries and affiliates in the business in which ____ and its subsidiaries and affiliates engage in presently or in any business that has any connection with _________________. Each Shareholder therefore covenants that each shall not, directly or indirectly (either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director or in any other individual or representative capacity) own, manage, operate, control, engage, participate or be connected in any manner with the ownership, management, operation or control of any person or entity that engages in any business that is in competition with ____ or its subsidiaries or affiliates so long as ____ continues to engage in substantially the same or similar business anywhere in any of the above named geographical locations, including, without limitations, any business that uses, distributes, handles or has any connection with _________________, provided, however, that each Shareholder may invest in publicly traded securities of companies in competition with _____ or its subsidiaries or affiliates or mutual funds whose assets include securities of such companies.

          6.8.3 Corporate Opportunities. Each Shareholder shall be under an obligation to present in writing, any business opportunity relating to _____'s or its subsidiaries' or affiliates' business of which he becomes aware as long as ____ continues to engage in substantially the same or similar business anywhere in any of the above named geographical locations. Unless _____ or its subsidiaries or affiliates notifies such Shareholder to the contrary in writing, _____ and/or its subsidiaries or affiliates shall have the right to act in its own interest and pursue any such business opportunity and such Shareholder shall assist ____ or its subsidiaries or affiliates as requested. Each Shareholder hereby waives any rights to act on his own behalf with respect to such opportunities unless ____ or its subsidiaries or affiliates notifies him in writing that ____ will not be pursuing a specific opportunity.

          6.8.4 Severable Promises. The parties hereto intend that the promises and agreements contained in this Section 6.8 shall be construed as a series of separate promises for each state, territory and possession in the United States of America. Except for such geographic coverage, each such separate promise shall be deemed identical in terms. It is the desire and intent of the parties hereto that the provisions of this Section 6.8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this
                 Section 6.8 shall be adjudicated to be invalid or unenforceable, this Section 6.8 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.8 in the particular jurisdiction in which such adjudication is made.

          6.8.5 Injunctive Relief. Each Shareholder hereby acknowledges and agrees that any default under this Section 6.8 will cause damage to LSB and ____ in an amount difficult to ascertain. Accordingly, in addition to any other relief to which LSB and/or _____ may be entitled, LSB and/or ____ shall be entitled to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Sections 6.8.1, 6.8.2 or 6.8.3 hereof without bond or other security and without the proof of actual damages. Each and all of the several rights and remedies provided in this subsection, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise or not exercise, any other such right or remedy. No waiver of any term or condition of this Section 6.8 shall be construed as a waiver of any other term or condition; nor shall any waiver of any default under this Section 6.8 be construed as a waiver of any other default under this Section 6.8.

          6.8.6 Consideration. Shareholders and LSB agree that $___________ of the Pre-Payments which were proportionately paid to all Shareholders in their Participation Percentages, and $__________ of each of the Extension Payments that may be paid to all Shareholders in their Participation Percentages under Section 2.2 above, and the first $__________ of the Purchase Price that may be paid to each Shareholder at Closing under Section 2.6 above shall constitute consideration paid to each Shareholder for the covenants and agreements contained in this Section 6.8.

          6.8.7 Governing Law. Nothing contained in this Section 6.8 shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provision of this Section 6.8 and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Section 6.8 affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Section 6.8 shall remain in full force and effect. Notwithstanding that the remainder of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, this Section 6.8 is made under and shall be construed in accordance with the laws of the State of ____________ except when enforcement of the provisions of this Section 6.8 is sought in another state, territory or possession of the United States and the laws of such state, territory or possession are more favorable to full enforcement of all the provisions of this Section 6.8, in which event this Section 6.8 shall be deemed made under and shall be governed and construed in accordance with the laws of such state, territory or possession.

     6.9 Shareholder's Duties. Prior to Closing, Shareholders shall devote their full time, attention, diligence, loyalty and efforts to the success of ____, _____ and their subsidiaries.

     6.10 Taxes and Other Obligations. Prior to Closing, ____ and Shareholders, no later than ten (10) days after such payments become due, shall: (a) file when due (including extensions) all tax returns and other reports which it is required to file, pay when due all taxes, fees, assessments and other governmental charges against it or upon its Property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and shall provide to LSB, upon request, satisfactory evidence of its timely compliance with the foregoing; and (b) pay all debt owed by it within normal business terms and consistent with past practices; provided, however, that ____ and Shareholders need not pay any tax, fee, assessment, governmental charge, or debt, or perform or discharge any other obligation, that it is contesting in good faith by appropriate proceedings diligently pursued.

     6.11 Maintenance of Property and Insurance. Prior to Closing, ____ and Shareholders shall: (a) maintain all of_______'s and its subsidiaries' and affiliates' property necessary and material in its business in good operating condition and repair, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurers such insurance with respect to such property and business against casualties and contingencies of the types (including, without limitation, business interruption, public liability, product liability, general liability, automobile, workers compensation and larceny, embezzlement or other criminal misappropriation), and in the amounts as is customary for persons of established reputation engaged in the same or a similar business and similarly situated, naming LSB, at its request, as an additional insured under each such policy.

     6.12 Environmental Laws. Prior to Closing,_____ and Shareholders will use all reasonable efforts to conduct ____'s and its subsidiaries' and affiliates' business in substantial compliance with all environmental laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. ____ and Shareholders shall take prompt and appropriate action to respond to any noncompliance with environmental laws and shall regularly report to LSB on such response. Without limiting the generality of the foregoing, whenever there is potential noncompliance with any environmental laws, ____ and Shareholders shall, at LSB's request and ____'s expense: (a) cause an independent environmental engineer acceptable to LSB to conduct such tests of the site where ____'s and its subsidiaries' and affiliate's noncompliance or alleged noncompliance with environmental laws has occurred and prepare and deliver to LSB a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (b) provide to LSB a Supplemental report of such engineer whenever the scope of the environmental problems, or ____'s and its subsidiaries' and affiliates' response thereto or the estimate costs thereof, shall materially change.

     6.13 Mergers, Consolidations, Acquisitions, or Sales. Prior to Closing, neither Shareholders, ____, or ____'s subsidiaries or affiliates shall enter into any transaction of merger, reorganization, or consolidation or transfer, sell, assign, lease, or otherwise dispose of all or substantially all of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except sales in the ordinary course of its business.

     6.14 Guaranties. Prior to Closing, ____ and its subsidiaries and affiliates shall not make, issue, or become liable on any guaranty, except guaranties in favor of LSB, and endorsements of instruments for deposit, without LSB's written consent.

     6.15 Debt. Prior to Closing, ____ and its subsidiaries and affiliates shall not incur or maintain any debt exceeding $_________ other than as may be permitted by LSB in writing, and other than in the ordinary course of business.

     6.16 Transactions with Affiliates. Prior to Closing, _____ shall not sell, transfer, distribute, or pay any money or property to any affiliate, or lend or advance money or property to any affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any affiliate, or become liable on any guaranty of the indebtedness, dividends, or other obligations of any affiliate, except nothing contained herein shall limit or restrict ____, from (a) performing any agreements entered into with an affiliate prior to the date hereof, or (b) engaging in other transactions with affiliates in the normal course of business, in amounts and upon terms disclosed to LSB, and which are no less favorable than would be obtainable in a comparable arm's length transaction with a third party who is not an affiliate.

     6.17 Distributions and Restricted Investments. Prior to Closing, _____ shall not (a) directly or indirectly declare or make, or incur any liability to make, any distribution or dividends, or (b) make any investments or loans that are not approved by LSB in writing.

     6.18 Further Assurances. Both prior to and after Closing, _____ and Shareholders shall execute and deliver, or cause to be executed and delivered, such documents and agreements, and shall take or cause to be taken such actions, as LSB may, from time to time, reasonably request to carry out the terms and conditions of this Agreement.

7. Conditions Precedent to Obligations of LSB. After the exercise of this Option, the obligations of LSB to pay the Purchase Price and otherwise perform under this Agreement is subject, at LSB's option, to (a) the condition that all representations and warranties and other statements of ____ and the Shareholders herein are, as of the Closing, true and correct and (b) the condition that ____ perform all of its obligations hereunder to be performed at or prior to the Closing, and (c) the following additional conditions (collectively, "LSB'S Conditions Precedent"):

     7.1 Certificates. There shall have been furnished or caused to be furnished to LSB at the Closing, certificates of appropriate officers of _____ and each Shareholder in form and substance satisfactory to LSB as to the continuing accuracy at and as of the Closing of the representations and warranties of ____ and the Shareholders and to the performance by ____ and the Shareholders of all their obligations hereunder to be performed at or prior to the Closing, together with such other certificates as LSB may reasonably request in connection with the Closing.

     7.2 Delivery of Subject Shares. Certificates evidencing the Subject Shares, duly executed for transfer to LSB or its designee shall have been delivered to LSB and duly transferred to it on the books of _____.

     7.3 Board of Directors. The members of the Board of Directors of ____ and its subsidiaries and affiliates shall resign their directorships effective as of the Closing, and LSB's designees shall have been elected to such Board of Directors effective as of the Closing.

     7.4 Counsel to Buyer. All corporate proceedings and related matters in connection with the organization and good standing of ____ and its subsidiaries and affiliates the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and the performance by it of its obligations hereunder shall have been satisfactory to counsel to LSB and such counsel shall have been furnished with such papers and information as he may reasonably have requested to enable him or her to pass on the matters referred to in this section.

     7.5 Opinion of Counsel to_____. Counsel to ____ shall have furnished to LSB their written opinion in form satisfactory to LSB to the effect that:

          7.5.1  _____, _________ and ________ have been duly incorporated and are validly existing as a corporation in good standing under the laws of the State of ___________;

          7.5.2 This agreement has been validly authorized, executed and delivered on the part of ____ and is a valid and binding agreement of _____ in accordance with its terms;

          7.5.3 All of the issued and outstanding shares of ____, including the Subject Shares, have been duly authorized, validly issued and are fully paid, nonassessable shares.

          7.5.4 ____ has no responsibility, obligation or liability to pay any debts or obligations of _____ , including, without limitation, any debt to any lender of _____ or to any partner of ______ related to the ___________ project.

     7.6 No Litigation. No suit or action, investigation, inquiry or request for information by any administrative agency, governmental body or private party, and no legal or administrative proceeding shall have been instituted or threatened which questions or reasonably appears to portend subsequent questioning of the validity or legality of this agreement or the transactions contemplated by this agreement, or which materially and adversely affects or questions the title of ____ or its subsidiaries or affiliates to any of its properties or its ability to conducts its business.

     7.7 Consents. All consents from third parties required to consummate the transactions provided for in this agreement shall have been obtained.

     7.8 No Change. There shall have been no material adverse change in the condition or obligations of ____ or its subsidiaries or affiliates (financial or otherwise).

     7.9 Loss. _____ or its subsidiaries or affiliates will not have sustained a substantial loss (whether or not insured) as a result of fire, flood or other casualty which in the sole judgment of LSB affects materially or interferes with the continuous conduct of its business.

     7.10 Subsequent Information. All exhibits, lists, contracts and other documents furnished to LSB after December 31, 1994 by Shareholders or ____ or discovered by LSB, including copies of pleadings and rulings relating to litigation and administrative proceedings, and any other information relating to the business and affairs of ____ or its subsidiaries or affiliates shall be acceptable to LSB.

     7.11 Loan Agreement. The Loan Agreement and the Loan Documents (as that term is defined in the Loan Agreement) have been fully executed and no Default or Event of Default exists under the Loan Agreement or the Loan Documents.

     7.12 Termination of Shareholders' Agreement. On or before Closing, that certain Shareholders' Agreement dated April 11, 1991 by and between ________, _______, _______ and ____ shall be terminated in writing and of no force or effect.

     Notwithstanding any knowledge by LSB of any failure of any of LSB's Conditions Precedent, no waiver of any of LSB's Conditions Precedent shall be inferred from LSB's exercise of the Option granted herein or LSB's execution of this Agreement.

8. Conditions for the Benefit of the Shareholders. The obligations of the Shareholders hereunder at the Closing shall be subject, at their option to the following conditions:

     8.1 Representations and Warranties. All representations and warranties and other statements of LSB herein are at and as of the Closing materially true and correct.

     8.2 Performance of Obligations. LSB shall have performed all of its obligations hereunder to be performed at or prior to the Closing.


     8.3 No Suits. At the Closing Date, there shall not have been instituted any suit, action, or other proceeding or any investigation in any court or governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9. Survival of Representations and Warranties. Except the representations and warranties of LSB (which shall not survive the Closing), all of the representations and warranties of ____ and the Shareholders hereunder shall survive the Closing for a period of one (1) year from the Closing Date; provided, however, ____ and the Shareholders shall have no liability with respect thereto unless LSB's loss occasioned thereby exceeds $____________, and provided further, representations and warranties regarding the payment of taxes shall remain in force and effect as long as liability therefor remains in effect.

10. Expenses. Except as otherwise herein provided, each party hereto will bear and pay its or his own expenses of negotiating and consummating the transactions contemplated hereby.

11.  Notices.

     11.1 All notices, requests, demands, instructions or other communications called for hereunder or contemplated hereby, shall be in writing, shall be deemed to have been given if delivered in person, by overnight carrier or facsimile, or if mailed, by registered or certified mail, return receipt requested, to the parties at the addresses set forth below. The date of delivery in person, by overnight carrier or facsimile shall be the date of receiving the notice or if any notice, request, demand, instruction or other communication is given or made by mail in the manner prescribed above such shall be deemed to have been given three (3) business days after the date of mailing. Any party may change the address to which notices are given, by giving notice in the manner herein provided.

          11.1.1 Notices to LSB shall be addressed as follows:

                 LSB Holdings, Inc.
                 16 South Pennsylvania
                 Oklahoma City, Oklahoma 73107
                 Attention:  President

                 with a copy to:

                 LSB Holdings, Inc.
                 16 S. Pennsylvania
                 Oklahoma City, OK  73107
                 Attention:  Office of General Counsel

          11.1.2 Notices to ____ shall be addressed as follows:

                 _________________________
                 _________________________
                 _________________________
                 _________________________


          11.1.3 Notices to the Shareholders shall be addressed as follows:

                 _________________________
                 _________________________
                 _________________________

                 _________________________
                 _________________________
                 _________________________

                 _________________________
                 _________________________
                 _________________________


     11.2 The mailing of any notice, request, demand, instruction or other communication hereunder shall be accomplished by placing such writing in an envelope addressed to the party entitled thereto as provided above and deposited in the United States mail, properly stamped for delivery as a registered or certified letter.

12. LSB's Right of First Refusal on Non-Subject Shares. Prior to Closing, Shareholders agree that they shall not encumber, sell, convey, assign or otherwise transfer to any third party or entity whomsoever, the shares of ____ owned by them, or any part or interest therein. If, at any time after the Closing, or from time to time after the Closing, should any Shareholder elect to sell, convey, assign, or otherwise transfer to any third party or entity whomsoever the shares of ____ owned by them that are not subject to this Agreement as part of the Subject Shares ("Non-Subject Shares"), or any part or interest therein, each Shareholder hereby grants to LSB the first and preferential right and option to purchase fee simple title to the Non-Subject Shares or to the part or interest therein which such Shareholder intends to sell, convey, assign, or otherwise transfer, under the same terms and conditions proposed by or to such third party or entity as contained in a bona fide offer or conditional acceptance of offer from such third party or entity. With respect to any proposed sale, conveyance, assignment, contract or other transfer of the Non-Subject Shares after the Closing, each Shareholder seeking to sell Non-Subject Shares shall comply with the following requirements:

     12.1 Notice by Shareholder. Each Shareholder seeking to sell Non-Subject Shares shall give LSB written notification of such proposal, offer or conditional acceptance of any such offer that has been made and accepted (subject to Buyer's first and preferential right and option to purchase), and each Shareholder seeking to sell Non-Subject Shares shall attach to the said notification the tendered contract, or a true copy thereof, that contains all necessary elements and information to constitute a legally binding contract obligating the transferee to perform, said contract being signed and acknowledge by said transferee, who is ready, willing and able to perform.

     12.2 Transfer of Right of Refusal. LSB shall have the right to transfer, convey and assign to any third party whomsoever such first and preferential right and option to purchase the Non-Subject Shares, and the holder of such right of first refusal by any assignment shall have the full right, power and authority to exercise on its own behalf or for the account of itself or its designee or assignee, any and all rights and privileges incident thereto.

     12.3 Exercise of Right.  LSB shall notify in writing within fifteen
          (15) business days of said written notification from each Shareholder seeking to sell Non-Subject Shares as to LSB's election to exercise its first and preferential right and option to purchase the Non-Subject Shares. If LSB has not given said notification within fifteen (15) business days, each Shareholder seeking to sell Non-Subject Shares may proceed to close the sale or other transfer to said third party or entity, provided that said sale or other transfer is consummated at the same sum and under the same terms and conditions contained in the contract attached to said notification and on the closing dates set out therein. If LSB (or its designee or assignee) should elect to exercise its option to purchase, by written notification to each Shareholder seeking to sell Non-Subject Shares within said fifteen
          (15) business days, the transfer to LSB shall be consummated on the closing date and under the same terms and conditions contained in the contract from said third party or entity.

     12.4 Continuing Right. The first and preferential right and option to purchase shall be effective and shall apply at all times to any and all proposed sales, conveyances, assignments, contracts and other transfers by any Shareholder of their Non-Subject Shares or any interest therein for a period of ten (10) years from the date of the Closing. Any sale, conveyance, assignment, contract or transfer by any Shareholder of their Non-Subject Shares or any interest therein within ten (10) years from the date of the Closing shall be made expressly subject to the provisions of this right of first refusal. Such first and preferential right and option to purchase shall terminate on the date which is ten (10) years from the date of the Closing with respect to rights which have not accrued by that date.

13. LSB's Sale of Stock. If, LSB should elect to sell the shares of ____ stock to be acquired by LSB under this Agreement (collectively the "LSB's Shares"), or any part or interest therein, LSB agrees that it shall provide each Shareholder that may then still own any of the Non-Subject Shares the opportunity for their Non-Subject Shares to be included in any such sale on the same terms and conditions afforded to LSB to the extent of their Sharing Percentage (as that term is defined below). The "Sharing Percentage" of any Shareholder shall mean that percentage of the total number of Shares of ____ Stock to be sold which is to be contributed by that particular Shareholder, which percentage shall be the same percentage that the number of Non-Subject Shares owned by that particular Shareholder bears to the total number of all LSB's Shares and Non-Subject Shares then outstanding. With respect to any proposed sale of LSB's Shares, each Shareholder and LSB shall comply this the following requirements:

     13.1 Notice. LSB shall give each Shareholder then owning any of the Non-Subject Shares, written notification of such proposal, offer or conditional acceptance that has been made and LSB shall attach to the said notification the tendered contract, or a true copy thereof.

     13.2 Exercise of Right. Each Shareholder shall notify LSB in writing within fifteen (15) business days of said written notification as to their election to exercise their right for their Non-Subject Shares to be included in the sale. If any Shareholder has not given said notification within fifteen (15) business days, LSB may proceed to close the sale without participation of that Shareholder, provided that said sale or other transfer is consummated at the same sum and under the same terms and conditions contained in the contract attached to said notification.

     13.3 Continuing Right. The right for the Non-Subject Shares to be included in any such sale shall be effective and shall apply at all times to any and all proposed sales by LSB of LSB's Shares or any interest therein for a period of ten (10) years from the date of the Closing and such right shall terminate on the date which is ten (10) years from the date of the Closing with respect to rights which have not accrued by that date. The rights provided to Shareholders under this Section 13 are personal only to the Shareholders and may not be assigned or transferred to any allowed purchaser of the Non-Subject Shares.

14.  Miscellaneous.

     14.1 Full Agreement - No Oral Modification. This Agreement embodies all representations, warranties and agreements of the parties and supersedes all negotiations and agreements prior to the execution of this Agreement. This Agreement, and any provision under this Agreement, may not be altered, modified or waived except by an instrument in writing signed by the parties.

     14.2 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no assignment of this Agreement shall be made to any party other than any of LSB's subsidiaries or affiliates without the written consent of the other party, which consent shall not be unreasonably withheld.

     14.3 Governing Law. This Agreement (except Section 6.8 above) shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein.

     14.4 Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument, and each of which shall be considered an original for all purposes.

     14.5 Section Headings. The section headings contained in this Agreement are for convenience and reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     14.6 Severability. All Agreements and covenants contained herein are severable, and in the event any of them should be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted and enforced as if such invalid Agreements or covenants were not contained herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



                By:_____________________________________
          _______________________, President


                         LSB HOLDINGS, INC.


                      By:___________________________________
                         ________________________, President


                         ___________________________________
                         _____________________, individually


                         ___________________________________
                         _____________________, individually


                         ___________________________________
                         _____________________, individually

Attachments:

Exhibit "A" -  Statement of Net Revenue Expected from ____________ and
               _____ Projects